MANAGEMENT CONTRACT

between

FIDELITY RISK PARITY CAYMAN LTD.

and

FIDELITY DIVERSIFYING SOLUTIONS LLC

AGREEMENT effective as of this 21st day of March, 2022, by and between Fidelity Risk Parity Cayman Ltd., a Cayman Islands exempted limited company that may issue one or more series of shares of beneficial interest (hereinafter called the “Company”), and Fidelity Diversifying Solutions LLC, a Delaware limited liability company (hereinafter called the “Adviser”) as set forth in its entirety below.

1. (a) Investment Advisory Services. The Adviser undertakes to act as investment adviser of the Company and shall, subject to the supervision of the Company’s Board of Directors, direct the investments of the Company in accordance with the investment objective, policies and limitations as provided in Fidelity Risk Parity Fund’s prospectus or other governing instruments, as amended from time to time, and such other limitations as the Company may impose by notice in writing to the Adviser. The Adviser shall pay the salaries and fees of all personnel of the Adviser performing services relating to research, statistical and investment activities. The Adviser is authorized, in its discretion and without prior consultation with the Company, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Company. The investment policies and all other actions of the Company are and shall at all times be subject to the control and direction of the Company’s Board of Directors.

(b) Management Services. The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Company. The Adviser shall, subject to the ultimate supervision of the Board of Directors, perform various services for the Company, including but not limited to: (i) on behalf of the Company, supervising relations with, and monitoring the performance of, any sub-advisers, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (ii) preparing all general shareholder communications, including shareholder reports; (iii) conducting shareholder relations; (iv) maintaining the Company’s existence and its records; and (v) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Company as an investment vehicle; and (vi) voting proxies relating to the Company’s portfolio securities in accordance with the proxy voting guidelines then in effect for Fidelity Risk Parity Fund.

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The Adviser shall also furnish such reports, evaluations, information or analyses to the Company as the Company’s Board of Directors may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Company’s Board of Directors with respect to Company policies, and shall carry out such policies as are adopted by the Directors. The Adviser shall, subject to review by the Board of Directors, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c) The Adviser shall place all orders for the purchase and sale of portfolio securities for the Company’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Company and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Company and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Company which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion.

The Adviser shall, in acting hereunder, be an independent contractor. The Adviser shall not be an agent of the Company.

2. For the services and facilities to be furnished hereunder, the Adviser shall not receive a management fee.

3. The Adviser (itself or through an affiliate) undertakes to pay all expenses involved in the operation of the Company, except the following, which shall be paid by the Company: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) custodian fees and expenses; (iv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Company is a party and the legal obligation which the Company may have to indemnify the Company’s Directors and officers with respect thereto.

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4. The services of the Adviser to the Company are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Company hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

5. (a) Subject to prior termination as provided in sub-paragraph (c) of this paragraph 5, this Contract shall continue in force indefinitely.

(b) This Contract may be modified by mutual consent.

(c) Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Directors or Board of Directors, as the case may be, or with respect to the Company by vote of a majority of the outstanding voting securities of the Company. This Contract shall terminate automatically in the event of its assignment.

6. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Company’s Articles and agrees that the obligations assumed by the Company pursuant to this Contract shall be limited in all cases to the Company and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Company. In addition, the Adviser shall not seek satisfaction of any such obligations from the Directors or any individual Director.

7. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the Investment Company Act of 1940 and rules thereunder, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the United States Securities and Exchange Commission or its staff.

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IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

Fidelity Risk Parity Cayman Ltd.

By:	/s/ Garth Ebanks
Name:	Garth Ebanks
Title:	Director

Fidelity Diversifying Solutions LLC

By:	/s/ Christopher Rimmer
Name:	Christopher Rimmer
Title:	Treasurer

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